Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Holding Company Reports

fIRST Quarter 2019 Results

TALLAHASSEE, FL -- April 30, 2019 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced unaudited financial results for the quarter ended March 31, 2019. The Company reported net earnings of $867,000, or $0.28 per basic and diluted share, for the quarter ended March 31, 2019, compared to net earnings of $754,000, or $0.24 per basic and diluted share, for the quarter ended March 31, 2018.

First Quarter 2019 Highlights

Financial Highlights - Prime Meridian Holding Company and Subsidiary

(dollars in thousands except per share amounts)

	1Q'19	4Q'18	1Q'18
Net Earnings	$867	$1,268	$754
Book value per share	$16.44	$16.19	$15.03
Earnings per share - Basic	$0.28	$0.40	$0.24
Earnings per share - Diluted	$0.28	$0.40	$0.24
Weighted-average basic shares outstanding	3,140,401	3,131,379	3,120,613
Weighted-average diluted shares outstanding	3,144,071	3,136,048	3,123,505
Return on average assets(1)	0.82%	1.07%	0.86%
Return on average equity(1)	6.79	8.43	6.45
Average yield on earning assets(1)	4.48	4.52	4.30
Net interest margin(1)	3.67	3.75	3.83
Efficiency ratio(2)	67.75	59.45	64.72
Nonpeforming assets/total assets	0.14	0.09	0.10

[1] Ratio has been annualized
[2] Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

During the first quarter of 2019, the Bank completed the next step of a planned expansion as it put in place a new team and location in Lakeland, Florida.

Lakeland is a growth market situated in Polk County between Orlando and Tampa along the Interstate 4 (I-4) corridor. According to recently released U.S. Census Bureau data from July, 2017 to July, 2018, Polk County ranks fourth nationally as one of the fastest growing metropolitan areas.

“We have been preparing the move into Central Florida since the end of 2018,” said Sammie D. Dixon, Jr., Vice Chairman, President and CEO of the Company.  “We’re excited about adding this market and the way our team has embraced Lakeland. This gives us great confidence with the next steps to be taken,” continued Dixon. The Lakeland office opened its doors April 16, 2019.

“We have assembled a very experienced team in Lakeland,” says Dixon. “Michael A. Micallef, Jr. Market President for Polk County – is the right person to lead our growth there,” he said.  “Our Lakeland business development officer, personal bankers and tellers are all excellent ambassadors of the Prime Meridian Bank brand,” continued Dixon.

Mr. Micallef was elected to the Boards of the Bank and the Company, effective March 1, 2019.

“We will continue to look for opportunities and grow our franchise while maintaining the high quality of service now in Lakeland, Crawfordville and, especially, in our hometown of Tallahassee,” Dixon said.

The purchase of the Lakeland location was completed February 20, 2019.  The exterior of the 7,500 sq. ft. facility at 3340 South Florida Avenue, Lakeland, Florida, was rebranded to reflect Prime Meridian Bank standards of white brick and a green roof.

Coincidentally, the Bank’s interior already resembled the look and feel of Prime Meridian Bank’s color, finishes, and fixtures.  “From the way we greet people in our lobbies to the taste of our cookies, step inside any of our offices and you will experience the same warmth and inviting hospitality,” said Dixon.

The Bank’s executive team saw moves in the first quarter as well.  Effective April 1, 2019, Clint F. Weber was named Executive Vice President and Chief Financial Officer, replacing R. Randy Guemple who retired March 31, 2019. Mr. Weber was promoted internally and had been the Bank’s Credit Officer.
Mr. Guemple will remain on the Boards of the Bank and the Company.

Also effective April, 1, 2019, Monté L. Ward was appointed Executive Vice President and Chief Information Officer. Mr. Ward had been Senior Vice President, Bank Operations, and Information Security Officer.

The Company showed stronger-than-expected deposit growth for the first quarter with deposits increasing $64.2 million year over year to $373.5 million, up 20.8% from a year ago at March 31, 2018.

According to Dixon, net growth in commercial loans was flat for the quarter due to several circumstances. “Loan portfolio runoff, including payoffs on large participations, outpaced new production and resulted in a net reduction in the loan portfolio from year end,” he explained.

However, says Dixon, “We continue to see strong appetite for loans and for our relationship-style of banking. Our balance sheet is very well postured to accommodate growth. We remain very liquid in terms of funds to lend and capital to leverage.”

The Company maintained its market share in the home mortgage sector in Leon and Wakulla Counties.  Though mortgage production experienced a seasonal slowdown early in the first quarter, demand returned by quarter’s end.  Prime Meridian Bank continued its third-place ranking in mortgage production as it has for the past two years, according to Metro Market Trends data.

Earnings Summary

(dollars in thousands)

				Change 1Q'19 vs.
	1Q'19	4Q'18	1Q'18	4Q'18	1Q'18
Net Interest Income	$3,687	$3,666	$3,239	0.6%	13.8%
Provision for Loan Losses	(165)	(47)	(254)	251.1	(35.0)
Noninterest income	362	344	310	5.2	16.8
Noninterest expense	(2,743)	(2,384)	(2,297)	15.1	19.4
Income Taxes	(274)	(311)	(244)	(11.9)	12.3
Net Income	$867	$1,268	$754	(31.6)%	15.0%

Compared to the fourth quarter of 2018, the Company’s performance reflects flat loan growth, relatively flat growth in noninterest income due to an overall slowdown in mortgage lending in our market area and lower service fees on deposit accounts, a higher loan provision due to reserves taken on specific impaired loans and higher noninterest expense. Higher noninterest expense is partially due to preparations for the opening of the Company’s new office in Lakeland, Florida, which occurred on April 16, 2019.

Compared to the first quarter of 2018, the Company’s performance reflects a 6.3%, or $17.3 million, increase in the Company’s loan portfolio, a lower loan loss provision, and additional investment in bank-owned life insurance. These gains were partially offset by higher noninterest expense, namely salaries and benefits, and higher income taxes.

Interest income

(dollars in thousands)				Change 1Q'19 vs.
	1Q'19	4Q'18	1Q'18	4Q'18	1Q'18
Interest income:
Loans	$3,856	$3,854	$3,274	0.1%	17.8%
Securities	296	280	288	5.7	2.8
Other	348	280	74	24.3	370.3
Total interest income	$4,500	$4,414	$3,636	1.9%	23.8%

Net loans grew $17.3 million, or 6.3%, since the first quarter of 2018 and stayed relatively flat from December 31, 2018 as loan portfolio runoff has outpaced new production. Since June 30, 2018, all but one of the Company’s loan participations have been repurchased by the originating bank, translating into a $13.5 million reduction in net loans. Excess cash has been temporarily deployed in federal funds sold and interest-bearing accounts at other financial institutions whose higher yields have helped boost interest income.

Interest expense:

(dollars in thousands)				Change 1Q'19 vs.
	1Q'19	4Q'18	1Q'18	4Q'18	1Q'18
Total interest expense	$813	$748	$397	8.7%	104.8%

The increase in the Company’s cost of funds on a linked quarter basis and year-over-year was driven by growing balances of time deposits and money market accounts and higher rates paid on those deposits. For the quarter ended March 31, 2019, the average balance of interest-bearing deposits increased $55.6 million, or 24.1%, while the average rates paid on deposits increased 45 basis points, when compared to the same period a year ago.

Margin Analysis

	1Q'19		4Q'18		1Q'18
	Average	Yield/	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Interest-earning assets:
Loans(1)	$296,137	5.13%	$295,516	5.13%	$266,280	4.83%
Mortgage loans held for sale	4,742	4.89	4,850	5.03	5,250	4.42
Securities	46,010	2.57	44,872	2.50	49,483	2.33
Other(2)	55,327	2.52	45,629	2.45	17,417	1.70
Total interest-earning assets	402,216	4.48	390,867	4.52	338,430	4.30
Noninterest-earning assets	20,134		16,126		12,516
Total assets	$422,350		$406,993		$350,946

Interest-bearing liabilities:
Savings, NOW and money-market deposits	$243,509	0.99%	$231,299	0.97%	$208,107	0.67%
Time deposits	42,699	1.97	40,944	1.81	22,458	0.89
Total interest-bearing deposits	286,208	1.14	272,243	1.10	230,565	0.69
Total interest-bearing liabilities	286,208	1.14	272,243	1.10	230,565	0.69
Noninterest-bearing deposits	83,184		83,029		72,030
Noninterest-bearing liabilities	1,900		2,351		1,591
Stockholders' equity	51,058		49,370		46,760
Total liabilities and stockholders' equity	$422,350		$406,993		$350,946

Net earning assets	$116,008		$118,624		$107,865
Interest rate spread		3.34%		3.42%		3.61%
Net interest margin(3)		3.67%		3.75%		3.83%

(1) Includes nonaccrual loans
(2) Other interest-earning assets include federal funds sold, interest-bearing deposits and FHLB stock.
(3) Net interest margin is net interest income divided by total average interest-earning assets, annualized

Compared to the prior quarter, the margin compression in the first quarter of 2019 is mostly driven by a shift in the earning-assets mix, coupled with an increase in the cost of funds for interest-bearing deposits. Other interest-earning assets, predominantly federal funds sold and interest-bearing deposits, was the only category to show any material growth in its average balances. Management expects margin improvement when these funds are strategically deployed into loans.

Compared to the first quarter of 2018, the decline in the net interest margin is attributed to several factors. The increase in rates paid on interest-bearing liabilities outpaced the increase in yields earned on interest-earning assets. Moreover, the average balance of interest-bearing liabilities increased $55.6 million quarter over quarter, nearly matching the $63.8 million increase in the average balance of interest-earning assets.

Provision for Loan Losses

From the fourth quarter of 2018 to the first quarter of 2019, the provision for loan losses increased $118,000 due to an increase in additional reserves on specific impaired loans. Compared to the first quarter of 2018, the provision for loan losses decreased $89,000, or 35.0%. This decline in the provision is attributed to higher loan growth during the first quarter of 2018 compared to the first quarter of 2019.

Noninterest income

(dollars in thousands)				Change 1Q'19 vs.
	1Q'19	4Q'18	1Q'18	4Q'18	1Q'18
Service charges and fees on deposit accounts	$71	$74	$87	(4.1)%	(18.4)%
Mortgage banking revenue	106	108	110	(1.9)	(3.6)
Income from bank-owned life insurance	45	34	11	32.4	309.1
Other income	140	128	102	9.4	37.3
Total noninterest income	$362	$344	$310	5.2%	16.8%

The increases in noninterest income from the fourth quarter of 2018 and the first quarter of 2019 are mostly due to increased investment in bank-owned life insurance and higher interchange income from ATM/debit cards due to increased transaction volume. These gains were partially offset by a decline in service charges and fees on deposit accounts due to lower volume of non-sufficient funds fees. Mortgage banking revenue has remained relatively flat for the past twelve months due to a general slowdown in loan production in our market area. Despite this slowdown, the Company has maintained its market share in the mortgage sector of Leon and Wakulla counties.

Noninterest expense

(dollars in thousands)				Change 1Q'19 vs.
	1Q'19	4Q'18	1Q'18	4Q'18	1Q'18
Salaries and employee benefits	$1,557	$1,319	$1,228	18.0%	26.8%
Occupancy and equipment	275	234	235	17.5	17.0
Professional fees	77	107	84	(28.0)	(8.3)
Marketing	199	144	207	38.2	(3.9)
FDIC/State Assessment	43	51	36	(15.7)	19.4
Software maintenance, amortization and other	152	160	148	(5.0)	2.7
Other	440	369	359	19.2	22.6
Total noninterest expense	$2,743	$2,384	$2,297	15.1%	19.4%

The key driver of the increase in total noninterest expense continues to be salaries and employee benefits. The Company had 71 full-time equivalent employees at March 31, 2018, compared to 79 at December 31, 2018 and 83 at March 31, 2019. The increase in employees is not only attributed to staffing the Lakeland office, but also to preparing the Company as a whole for continued organic growth.

Other noninterest expense also shows a steady upward trend from the first and fourth quarters of 2018. Printing and supplies expense is a key driver in both period comparisons with a large part of this increase related to the opening of the Company’s new office in Lakeland, Florida.

Balance Sheet

At March 31, 2019, the Company reported $426.8 million in total assets, $373.5 million in deposits, and $289.9 million in net portfolio loans. This compares to $401.7 million in total assets, $349.1 million in deposits, and $290.1 million in net portfolio loans at December 31, 2018. Loan growth occurred in residential real estate and home equity and commercial, with modest declines in the other categories. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(dollars in thousands )

	March 31, 2019		December 31, 2018
	unaudited		audited
	Amount	% of Total	Amount	% of Total
Commercial real estate	$76,689	26.2%	$82,494	28.1%
Residential real estate and home equity	124,335	42.4	121,454	41.4
Construction	29,665	10.1	31,601	10.8
Commercial	55,809	19.0	51,018	17.4
Consumer	6,733	2.3	6,747	2.3

Total Loans	293,231	100.0%	293,314	100.0%

Net deferred loan costs	469		460
Allowance for loan losses	(3,800)		(3,661)
Loans, net	$289,900		$290,113

Total stockholders’ equity was $51.7 million, or 12.1% of total assets, at March 31, 2019, compared to $50.8 million, or 12.7% of total assets, at December 31, 2018.  Book value per share increased from $16.19 at December 31, 2018 to $16.44 at March 31, 2019, with 3,143,140 common shares outstanding.

As of March 31, 2019, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.18%, a 13.00% Common Equity Tier 1 Risk-Based Capital Ratio, a 13.00% Tier 1 Risk-Based Capital Ratio, and a 14.25% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $1.5 million were deemed to be impaired under the Bank’s policy at March 31, 2019, while loans totaling $1.2 million were deemed to be impaired under the Bank’s policy at December 31, 2018. At March 31, 2019, the Bank had five nonaccrual loans in the aggregate amount of $365,000 compared to six nonaccrual loans totaling $342,000 at December 31, 2018. At March 31, 2019, the Company also reported one 90-day past due accruing loan in the amount of $243,000. Net charge-offs totaled $26,000 for the quarter ended March 31, 2019 and nonperforming assets as a percentage of total assets was 0.14%. Management believes that the allowance for loan losses which was $3.8 million, or 1.30% of gross loans, at March 31, 2019 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company (OTCQX: PMHG) offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank now serves the Tallahassee and Lakeland/Winter Haven Metropolitan Statistical Areas (MSA), including clients in North and Central Florida as well as South Georgia and South Alabama. The Bank currently has four Florida locations: two in Tallahassee, Florida, one in Crawfordville, Florida, and one in Lakeland, Florida which opened April 16, 2019. As of March 31, 2019, the Bank had 83 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit www.primemeridianbank.com.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands except per share amounts)

	1Q'19	4Q'18	3Q'18	2Q'18	1Q'18
Interest income:
Loans	$3,856	$3,854	$3,798	$3,543	$3,274
Securities	296	280	276	287	288
Other	348	280	198	82	74
Total interest income	4,500	4,414	4,272	3,912	3,636
Interest Expense-
Deposits	813	748	662	500	397
Total interest expense	813	748	662	500	397
Net interest income	3,687	3,666	3,610	3,412	3,239
Provision for loan losses	165	47	135	155	254
Net interest income after provision for loan losses	3,522	3,619	3,475	3,257	2,985

Noninterest income:
Service charges and fees on deposit accounts	71	74	83	89	87
Mortgage banking revenue	106	108	124	105	110
Income from bank-owned life insurance	45	34	11	10	11
Other income	140	128	120	110	102
Total noninterest income	362	344	338	314	310

Noninterest expense:
Salaries and employee benefits	1,557	1,319	1,341	1,218	1,228
Occupancy and equipment	275	234	237	226	235
Professional fees	77	107	86	97	84
Marketing	199	144	193	133	207
FDIC/State Assessment	43	51	38	38	36
Software maintenance, amortization and other	152	160	167	159	148
Other	440	369	396	370	359
Total noninterest expense	2,743	2,384	2,458	2,241	2,297

Earnings before income taxes	1,141	1,579	1,355	1,330	998
Income taxes	274	311	337	328	244
Net earnings	$867	$1,268	$1,018	$1,002	$754

Basic earnings per share	$0.28	$0.40	$0.33	$0.32	$0.24

Diluted earnings per share	$0.28	$0.40	$0.33	$0.32	$0.24

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

	Three Months Ended March 31,
	unaudited
	2019	2018
Interest income:
Loans	$3,856	$3,274
Securities	296	288
Other	348	74
Total interest income	4,500	3,636
Interest expense-
Deposits	813	397
Total interest expense	813	397
Net interest income	3,687	3,239
Provision for loan losses	165	254
Net interest income after provision for loan losses	3,522	2,985
Noninterest income:
Service charges and fees on deposit accounts	71	87
Mortgage banking revenue	106	110
Income from bank-owned life insurance	45	11
Other income	140	102
Total noninterest income	362	310
Noninterest expense:
Salaries and employee benefits	1,557	1,228
Occupancy and equipment	275	235
Professional fees	77	84
Marketing	199	207
FDIC/State assessment	43	36
Software maintenance, amortization and other	152	148
Other	440	359
Total noninterest expense	2,743	2,297
Earnings before income taxes	1,141	998
Income taxes	274	244
Net earnings	$867	$754

Earnings per common share:
Basic	$0.28	$0.24
Diluted	$0.28	$0.24
Cash dividends per common share(1)	$0.12	$0.10

(1) Annual cash dividends were paid during the first quarters of 2019 and 2018

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(in thousands)

	1Q'19	4Q'18	3Q'18	2Q'18	1Q'18
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Assets
Cash & cash equivalents	$66,805	$48,038	$56,775	$32,429	$22,175
Securities available for sale	48,205	45,384	44,359	46,657	48,014
Loans, held for sale	5,808	4,767	6,782	7,321	6,394
Loans, net	289,900	290,113	289,022	285,473	272,611
Federal Home Loan Bank stock	404	355	355	355	355
Premises & equipment, net	7,055	4,656	4,699	4,828	4,936
Accrued interest receivable	1,023	1,034	1,028	1,027	985
Bank-owned life insurance	6,368	6,323	1,789	1,778	1,768
Other assets	1,281	1,032	1,149	1,137	1,060
Total Assets	$426,849	$401,702	$405,958	$381,005	$358,298

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$83,186	$80,097	$83,296	$76,564	$73,736
Savings, NOW and money-market deposits	244,584	227,674	230,817	220,363	212,153
Time deposits	45,743	41,296	41,133	34,896	23,393
Total Deposits	373,513	349,067	355,246	331,823	309,282
Official checks	495	837	865	602	1,368
Other liabilities	1,157	978	984	644	708
Total Liabilities	375,165	350,882	357,095	333,069	311,358
Total Stockholders' Equity	51,684	50,820	48,863	47,936	46,940
Total Liabilities and Stockholders' Equity	$426,849	$401,702	$405,958	$381,005	$358,298

Prime Meridian Holding Company and Subsidiary

Financial Highlights (Unaudited)

(dollars in thousands, except per share amounts)

	1Q'19	4Q'18	3Q'18	2Q'18	1Q'18

Per Share Data:
Earnings per share - Basic	$0.28	$0.40	$0.33	$0.32	$0.24
Earnings per share - Diluted	$0.28	$0.40	$0.33	$0.32	$0.24
Book value per share	$16.44	$16.19	$15.61	$15.33	$15.03
Shares outstanding	3,143,140	3,138,945	3,128,671	3,125,233	3,122,769
Weighted-average basic shares outstanding	3,140,401	3,131,379	3,127,038	3,123,594	3,120,613
Weighted-average diluted shares outstanding	3,144,071	3,136,048	3,130,171	3,126,022	3,123,505

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.82%	1.07%	1.03%	1.10%	0.86%
Return on average equity(1)	6.79	8.43	8.42	8.49	6.45
Average yield on earning assets	4.48	4.52	4.47	4.46	4.30
Net interest margin(2)	3.67	3.75	3.78	3.89	3.83
Efficiency ratio(3)	67.75	59.45	62.26	60.14	64.72
Noninterest expense/average assets(1)	2.60	2.47	2.49	2.47	2.85

Asset Quality Data:
Nonaccrual loans	$365	$342	$179	$90	$369
Total nonperforming assets	608	342	179	90	369
Nonpeforming assets/total assets	0.14%	0.09%	0.04%	0.02%	0.10%

Capital Ratios:
Tier 1 Leverage Capital Ratio (Company)	12.28%	12.61%	12.64%	13.43%	13.60%
Tier 1 Leverage Capital Ratio (Bank)	9.18	9.28	9.21	9.68	9.69
Common Equity Tier I Capital Ratio (Bank)	13.00	12.90	12.40	12.28	12.38
Tier I Risk Based Capital Ratio (Bank)	13.00	12.90	12.40	12.28	12.38
Total Capital Ratio (Bank)	14.25	14.15	13.65	13.51	13.61

(1) Annualized
(2) Net interest margin is net interest income divided by total average interest-earning assets, annualized
(3) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Clint F. Weber, Chief Financial Officer and Executive Vice President
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com